Exhibit 10.11

EverArc Holdings Limited

Kingston Chambers, PO Box 173

Road Town, Tortola, British Virgin Islands

June 15, 2021

Noriko Yokozuka

[***]

Re:	Non-Compete Agreement

Dear Noriko Yokozuka:

This letter (this “Letter Agreement”) is being delivered to you (the “Restricted Party”) in connection with that certain Business Combination Agreement (the “BCA”), entered into on the date hereof, by and among EverArc Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“EverArc”), SK Invictus Holdings S.à.r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, SK Invictus Holdings S.à.r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (the “Company”), EverArc acting as sole founding shareholder and in the name and on behalf of Perimeter Solutions SA, a public company limited by shares (société anonyme) to be incorporated under the laws of the Grand Duchy of Luxembourg, to have its registered office at 12E, rue Guillaume Kroll, L-1882, Grand Duchy of Luxembourg and to be registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), and EverArc (BVI) Merger Sub Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands, relating to the proposed business combination between the Company and EverArc. Unless otherwise defined herein, capitalized terms are used herein as defined in the BCA.

In order to (i) induce the Company, Holdco and EverArc to enter into the BCA and to proceed with the consummation of the transactions contemplated by the BCA, (ii) induce Holdco to issue to you equity incentives pursuant to the equity incentive plan to be adopted by Holdco pursuant to Section 8.03(b) of the BCA and (iii) protect and preserve the legitimate business interests of EverArc, Holdco and the Company and the goodwill to be developed by the Company in its business, the Restricted Party hereby agrees with EverArc, Holdco and the Company as follows:

1. Severance in Employment Agreement; Management Equity Plan. To the extent Holdco, EverArc or the Company shall enter into an employment agreement with the Restricted Party, Holdco and EverArc agree that such employment agreement shall include a severance period of not less than twelve (12) months of base salary (as defined in such employment agreement) if the Restricted Party shall be terminated without cause or shall terminate his employment for good reason (as each term may be defined in such employment agreement).

2. Covenant Not to Compete. Commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date (the “Restricted Period”), the Restricted Party shall not, and shall cause each of his affiliates not to, anywhere in the Restricted Territory, directly or indirectly, engage in any Competitive Activities. The Restricted Territory shall mean anywhere in the world where the Company (directly or through any Company Subsidiary) conducts its Business (as defined below) as of the Closing Date. The Restricted Party acknowledges that the Company conducted its Business throughout the Restricted Territory and the Restricted Party provided services to the Company throughout the Territory. The Restricted Party shall be deemed to be engaged in Competitive Activities if such Restricted Party or any of his affiliates (i) serves as a shareholder, owner, officer, director, member, manager, trustee or partner of, or consults with, advises or assists in any way, whether or not for consideration, any corporation, partnership, firm, proprietorship or other business organization that engages in any Competitive Activity (a “Competitor”) or (ii) endorses the services of any such Competitor, solicits customers, provides or otherwise serves as an intermediary for any such Competitor or loans money or renders any other form of financial assistance to any such Competitor. In the event a court of competent jurisdiction determines that the provisions of this Section 2 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this Section 2 shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. For purposes of this Letter Agreement, the term (i) “Business” means the business and operations conducted and operated by the Company and/or the Company Subsidiaries prior to the Closing Date, consisting of serving as a global solutions provider for the fire safety and oil additives industries and (ii) “Competitive Activities” as used herein means any activity or service that competes with the Business; provided, however, the term “Competitive Activities” shall not include the passive ownership of securities of entities which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed two percent (2%) of the outstanding shares of any such entity.

3. Non-Solicitation and No Hire. During the Restricted Period, the Restricted Party shall not, and shall cause each of his affiliates not to, directly or indirectly: (i) solicit or transact any business with, or assist any third party in soliciting or transacting any business with, any Persons who are, or were in the past twenty-four (24) months, customers or suppliers of the Business; (ii) cause any customers or suppliers of the Company or any Company Subsidiary referred to in clause (i) to cease doing business with or to terminate its business relationship with the Company’s Business; or (iii) solicit for employment or hire any employees of the Company or any Company Subsidiary, unless such employee’s employment has been terminated by the Company or any Company Subsidiary, as the case may be, at least six (6) months before any such solicitation or hiring.

4. Covenant of Confidentiality. During the Restricted Period, the Restricted Party shall not, and shall use commercially reasonable efforts to cause his affiliates not to, except as explicitly permitted under any other written agreement duly signed by EverArc and such Restricted Party, use for any purpose or disclose to any Person any Confidential Information; provided, however, that the foregoing shall not prohibit such Restricted Party from using or disclosing any such Confidential Information which: (x) at the time of its use or disclosure is through no fault of the Restricted Party’s part of the public domain by publication or otherwise; (y) is required to be disclosed by such Restricted Party pursuant to applicable Law or court order, in which case, such Restricted Party shall give written notice to EverArc prior to any such disclosure; or (z) is made available from a third party without breach of any confidentiality obligations owed by such third party to

5. Equitable Relief for Violations. The Restricted Party agrees that the provisions and restrictions contained in this Letter Agreement are necessary to protect the legitimate continuing interests of EverArc, Holdco and the Company, and that any violation or breach of these provisions will result in irreparable injury to EverArc, Holdco and the Company for which monetary damages or any other remedy at law would be inadequate and that, in addition to any relief at law which may be available to EverArc, Holdco and the Company for such violation or breach, EverArc, Holdco and the Company shall be entitled to temporary and permanent injunctive relief and such other equitable relief as a court may grant.

6. Indemnity. The Restricted Party shall indemnify EverArc, Holdco and the Company and their affiliates against all losses, damages, injuries, liabilities and direct claims that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with any material violation or breach of this Letter Agreement due to a Restricted Party’s gross negligence or willful misconduct.

7. Termination. This Letter Agreement and the obligations of the Restricted Party under this Letter Agreement shall automatically terminate upon the termination of the BCA in accordance with its terms. Upon termination, no party shall have any further obligations or liabilities under this Letter Agreement.

8. Entire Agreement. This Letter Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).

9. No Third Party Beneficiaries. This Letter Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement; provided, that the Company and its subsidiaries shall be express third party beneficiaries of this Letter Agreement (with a right to directly enforce this Letter Agreement) from and after the Closing Date.

10. Governing Law; Arbitration. This Letter Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Except as expressly provided elsewhere in this Letter Agreement, any dispute arising out of, relating to, or having any connection with, this Letter Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other extra-contractual or statutory claims arising out of or relating to its negotiation, execution or performance, shall be exclusively and finally settled by arbitration in accordance with the Rules of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”); provided, that nothing in this Section 10 shall prohibit a party from instituting litigation to enforce any final award in any court of competent jurisdiction. The seat of the arbitration shall be in New York, New York. The language of the arbitration shall be English. The parties undertake to carry out any award of the tribunal without delay, and waive their right to refer any question of law and any right of appeal on the law or merits to a court of law or other judicial authority, insofar as such waiver may be validly made. The parties agree that an arbitral tribunal appointed under this Letter Agreement may exercise jurisdiction with respect to both this Letter Agreement and any of the exhibits or schedules hereto (except as otherwise expressly provided therein), and that any disputes involving more than one of such agreements, exhibits or schedules shall proceed as a consolidated arbitration in accordance with Article 10 of the ICC Rules. The arbitrator selected pursuant to this Section 10 shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and, if the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and the enforcement of its rights under this Letter Agreement.

11. Counterparts. This Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. No Amendments. This Letter Agreement may not be amended except by an instrument in writing signed by each of the parties.

13. No Assignment. No party may assign or delegate this Letter Agreement or any of its rights and obligations under this Agreement without the prior written approval of the other parties.

[Signature Pages Follow]

EVERARC HOLDINGS LIMITED

By:

Name: Nicholas Howley Title: Director

PERIMETER SOLUTIONS SA (Represented by EverArc Holdings Limited, acting as sole founding shareholder and in the name and on behalf of Perimeter Solutions SA which in process of incorporation)

By:

Name: Nicholas Howley
Title: Director

Acknowledged and Agreed:

Noriko Yokozuka

[Signature Page to Non-Compete Letter Agreement (Noriko Yokozuka)]

EVERARC HOLDINGS LIMITED

By:

Name:
Title

PERIMETER SOLUTIONS SA
(Represented by EverArc Holdings Limited,
acting as sole founding shareholder and in the
name and on behalf of Perimeter Solutions SA
which in process of incorporation)

By:

Name:
Title

[Signature Page to Non-Compete Letter Agreement (Noriiko Yokozuka)]